Exhibit (a) (2)
STI CLASSIC FUNDS
AMENDMENT NO. 1 TO THE DECLARATION OF TRUST
     Amendment No. 1 to the Agreement and Declaration of Trust dated January 15, 1992 made at Boston, Massachusetts, this 31st day of March, 2008.
WITNESSETH
     WHEREAS, Article IX (Miscellaneous), Section 7 (Amendments) of the Agreement and Declaration of Trust, dated January 15, 1992, (the “Agreement”) of the STI Classic Funds (the “Trust”) provides that the Agreement may be amended for the purposes of changing the name of the Trust by an instrument signed by a majority of the then Board of Trustees of the Trust.
     NOW THEREFORE, the undersigned Trustees of the Trust, hereby declare that effective March 31, 2008, Article I, Section 1 of the Agreement is amended to read as follows:
“The Trust shall be known as RidgeWorth Funds, and the Trustees shall conduct the business of the Trust under that name or any other names as they may from time to time determine.”
     IN WITNESS WHEREOF, each of the undersigned has hereby executed this amendment.

/s/ Jeffrey Biggar	/s/ George C. Guynn

Jeffrey M. Biggar, Trustee	George C. Guynn, Trustee

/s/ Sidney E. Harris	/s/ Warren Y. Jobe

Sidney E. Harris, Trustee	Warren Y. Jobe, Trustee

/s/ Connie McDaniel	/s/ Clarence Ridley

Connie D. McDaniel, Trustee	Clarence H. Ridley, Trustee

/s/ Charles D. Winslow
Charles D. Winslow, Trustee